Exhibit 10.56

Services Agreement

THIS AGREEMENT IS SUBJECT TO ARBITRATION PURSUANT TO THE SOUTH CAROLINA UNIFORM ARBITRATION ACT (S.C. CODE § 15-48-10 ET SEQ.) AND/OR THE FEDERAL ARBITRATION ACT (9 U.S.C. § 1 ET SEQ.).

This SERVICES AGREEMENT (“Agreement”), effective as of November 11, 2011, (“Effective Date”), is entered into between Blackbaud, Inc., a Delaware corporation with offices at 2000 Daniel Island Drive, Charleston, SC 29492 (the “Company”) and Timothy V. Williams, of 2133 Rookery Lane, Charleston, SC, 29414 (“Contractor”) for the purpose of setting forth the terms and conditions on which Contractor will provide services to Company.

In consideration of the mutual obligations specified in this Agreement and any compensation paid to the Contractor for his services, the Company and the Contractor agree to the following:

1. Services.

a. During the term of this Agreement, Contractor agrees to perform the services described in Exhibit A (the “Services”) attached hereto, and incorporated by reference into, this Agreement.

b. Contractor agrees to provide the Services in a careful and professional manner and in the best interests of Company.

2. Compensation.

The Company agrees to pay Contractor as compensation for the performance of the Services under this Agreement, the sum as set forth in Exhibit A.

3. Billing and Payment.

a. Contractor shall submit invoices for payment to Company on a quarterly basis in a form suitable to Company, with such supporting documentation as Company may reasonably require.

b. Contractor shall be responsible for all expenses incurred in association with the performance of the Services, unless otherwise provided for herein.

c. Properly submitted invoices will be paid by Company within forty-five (45) days of receipt.

4. Independent Contractor.

a. Contractor at all times will remain an independent contractor, not an employee or agent of Company for any purposes.

b. Contractor shall pay, when and as due, any and all taxes incurred as a result of Contractor’s compensation, including without limitation any and all federal income taxes, territorial taxes, estimated taxes, or taxes imposed upon revenue or income by any governmental entity having taxing authority with respect to Contractor, and Contractor shall provide the Company with proof of payment on demand.

|    2000 Daniel Island Drive, Charleston, SC 29492 T    800.443.9441      www.blackbaud.com

Services Agreement

5. Non-exclusive Arrangement.

Contractor may represent, perform services for, or be employed by any additional persons, or companies provided such other services do not interfere with Contractor’s full performance of all of the Services Contractor has agreed to perform under this Agreement.

6. Term; Termination.

The term of this Agreement will begin on the Effective Date and shall continue through December 31, 2012, unless earlier terminated by mutual agreement of the parties.

7. Contractor’s Representation. Contractor makes the following representation:

Contractor represents that he/she has the qualifications, licenses (if any are required by law or necessary to perform the Services) and ability to perform the Services in a professional manner, without the advice, control, or supervision of the Company. Contractor shall be solely responsible for the professional performance of the Services.

8. Company Ownership of Works.

Contractor recognizes and agrees that all works created by Contractor in the performance of this Agreement are works made for hire, and are the property of Company. All copyrights, trademarks or other intellectual property rights to created works arising in any way from this Agreement are the sole and exclusive property of Company, and Contractor agrees not to claim or assert any rights thereto against Company or any third parties. Contractor shall execute any and all documents reasonably requested by Company in order to evidence Company’s exclusive rights in any such works.

9. Confidential Information; Nondisclosure.

a. Contractor acknowledges and agrees that all Confidential Information (as such term is hereinafter defined), and all physical embodiments thereof, are confidential to and shall be and remain the sole and exclusive property of Company. Upon the termination of this Agreement, irrespective of the reason for such termination, Contractor shall promptly deliver to Company all Confidential Information (and all embodiments thereof) and all other property belonging to Company then in her custody, control or possession. Contractor further agrees, during the term of this Agreement and thereafter, to keep all Confidential Information secret and in strictest confidence and not use or disclose, furnish or make accessible Confidential Information to anyone outside of the Company, directly or indirectly, or use it for the benefit of any party other than Company in the performance of this Agreement.

b. “Confidential Information” means all non public information of a confidential or proprietary nature that is designated as confidential or proprietary in writing, orally or by another means by the disclosing party prior to or at the time any such information is disclosed or delivered to the receiving party. This includes but is not limited to any technical or non-technical information, data or know-how, including that which relates to business plans or business methods that derive economic value including business policies, documents, financial plans and forecasts, research, products, including software and documentation and derivative works thereof, and/or services, product and/or services plans, product and/or services pricing and strategy, tools and templates, actual or proposed alliance partners, actual or proposed vendors, vendor offerings and pricing, actual or proposed clients, client usage, and client purchasing potential, donor information, actual or proposed markets, sales and marketing materials and methods, software, developments, inventions, processes, algorithms, designs, drawings, engineering, and hardware configuration information. In addition, Confidential Information may include information concerning any of Owner’s past, current, or possible future products or methods, including information about Owner’s research, development, engineering, purchasing, manufacturing, accounting, marketing, selling, leasing, and/or software (including third party software). “Owner” means the party providing Confidential Information to the Recipient. “Recipient” means the party receiving Confidential Information from the Owner.

c. The Recipient shall hold Owner’s Confidential Information in strict confidence and the Recipient (i) shall not use Owner’s Confidential Information for any purpose other than to carry out the purposes of this Agreement; and (ii) shall not disclose

|    2000 Daniel Island Drive, Charleston, SC 29492 T    800.443.9441      www.blackbaud.com

Services Agreement

Owner’s Confidential Information to any third party except to those third parties operating under non-disclosure provisions no less restrictive than in this Section and who have a justified business “need to know”. Client shall protect the deliverables resulting from Services with the same degree of care as it uses to protect its own confidential and proprietary information, but in any case not less than reasonable care. This Agreement imposes no obligation upon the Parties with respect to Confidential Information which either Party can establish by legally sufficient evidence: (a) was in the possession of, or was rightfully known by the Recipient without an obligation to maintain its confidentiality prior to receipt from Owner; (b) is or becomes generally known to the public without violation of this Agreement; (c) is obtained by Recipient in good faith from a third party having the right to disclose it without an obligation of confidentiality; (d) is independently developed by Recipient without the participation of individuals who have had access to any Confidential Information; or (e) is required to be disclosed by court order or applicable law, provided notice is promptly given to the Owner and provided further that diligent efforts are undertaken to limit disclosure.

d. The provisions of this Section shall, without any limitation as to time, survive the expiration or termination of this Agreement, irrespective of the reason for any termination.

10. Non-Solicitation; Non-Competition.

Nothing in this Agreement is intended vary any prior agreed term relating to non-solicitation and non-competition in any other agreement between the Company and Contractor.

11. Governing Law; Dispute Resolution.

a. This Agreement shall be interpreted, enforced and governed under the laws of the State of South Carolina, excluding its principles of conflicts of law.

b. Any dispute, claim, or controversy arising under or in connection with this Agreement or its breach shall be submitted to and resolved exclusively by arbitration pursuant to the South Carolina Uniform Arbitration Act (S.C. Code § 15-48-10 et seq.) and/or the Federal Arbitration Act (9 U.S.C. § 1 et seq.), and shall be conducted in accordance with American Arbitration Association rules. Arbitration shall be in Charleston, S.C. and the substantive laws of South Carolina shall apply. Any decision in arbitration shall be final and binding upon the parties. Judgment may be entered thereon in any court of competent jurisdiction. Notwithstanding the above, the Company may sue in any court for infringement of its proprietary rights.

12. General

a. This Agreement may be executed in any number of counterparts, or in different counterparts, any of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Facsimile or electronically transmitted signatures shall be deemed to be originals.

b. Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

c. No failure or delay in enforcing any term, exercising any option, or requiring performance shall be binding or construed as a waiver unless agreed to in writing by a duly authorized representative of each party.

d. If any provision of this Agreement is held to be unenforceable, the other provisions shall nevertheless remain in full force and effect.

e. This Agreement shall be binding upon each party to it and upon each of such party’s heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of Company, and to its administrators, representatives, executors, successors and assigns.

f. This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements or understandings between the parties hereto. Any modification or amendment to this Agreement must be in writing and must be signed and dated by all of the parties, and must explicitly state that it is intended to be an amendment to or modification of this Agreement.

|    2000 Daniel Island Drive, Charleston, SC 29492 T    800.443.9441      www.blackbaud.com

Services Agreement

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective authorized representatives.

Timothy V. Williams	Blackbaud, Inc.

/s/ Timothy V. Williams	/s/ John Mistretta

Authorized Signature	Authorized Signature

Timothy V. Williams	John Mistretta HR SVP

Printed Name and Title	Printed Name and Title 11-29-11

|    2000 Daniel Island Drive, Charleston, SC 29492 T    800.443.9441      www.blackbaud.com

Services Agreement

EXHIBIT A

SERVICES

Description and Scope of Services

Contractor will make himself available to assist with the transition of Blackbaud’s CFO duties to his successor and such additional projects as may be required from time to time at the request of the Company. It is anticipated that the duties set forth herein will require two days of work each calendar month.

Fee for Services

Starting on December 1, 2011, Contractor will receive $2000 per month for the work set forth above. Additional work beyond the expected two days in a calendar month will be compensated at a rate of $1500 per day.

|    2000 Daniel Island Drive, Charleston, SC 29492 T    800.443.9441      www.blackbaud.com